Exhibit (d)(2)
BEAZER HOMES USA, INC.

AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN

EMPLOYEE AWARD AGREEMENT FOR

RESTRICTED STOCK
     THIS AWARD AGREEMENT (this “Agreement”) is made effective as of September [  ], 2009 by and between BEAZER HOMES USA, Inc., a Delaware corporation (the “Company”), and [               ], an individual resident of the State of [               ] (“Participant”).
WITNESSETH:
     WHEREAS, the Company pursuant to its Amended and Restated 1999 Stock Incentive Plan (the “Plan”) wishes to grant certain restricted stock to Participant; and
     WHEREAS, such restricted stock is to be granted in exchange for certain stock-settled stock appreciation rights and/or stock options that Participant has elected to exchange for shares of restricted stock pursuant to the Company’s “Exchange Program” (as defined in Section 14 of the Plan) (the “Surrendered Awards”).
     NOW, THEREFORE, in exchange for the Surrendered Awards and in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby agree to the terms set forth below. The terms of this Agreement shall be interpreted in accordance with the Plan and any capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Plan.
1. AWARD OF RESTRICTED STOCK.
     (a) Award; Effective Date. The Company hereby notifies Participant that, effective as of September [  ], 2009 (the “Restricted Stock Effective Date”), the Company has awarded to Participant [    ] shares of Common Stock, subject to the terms of the Plan and subject to such further restrictions as

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set forth below. Such shares of restricted Common Stock are hereinafter referred to as “Restricted Stock.”
     (b) Vesting; Change in Control; Restrictions. (i) Subject in each case to the provisions of this Section 1, Participant’s rights with respect to the Restricted Stock awarded hereunder shall vest as follows: 50% of the Restricted Stock awarded will vest on the first annual anniversary of the Restricted Stock Effective Date and the remaining 50% of the Restricted Stock awarded will vest on the second annual anniversary of the Restricted Stock Effective Date, provided that Participant has remained continuously employed with the Company and/or its Affiliates from the Restricted Stock Effective Date until each such vesting date.
          (ii) Subject to the provisions of this Section 1, upon the occurrence of a Change in Control of the Company, all shares of Restricted Stock not theretofore vested pursuant to Section 1(b)(i) above shall become immediately vested, provided that Participant has remained continuously employed with the Company and/or its Affiliates from the Restricted Stock Effective Date until such Change in Control.
          (iii) In the event Participant dies or his/her employment is terminated by the Company or any of its Affiliates for any reason other than for “Cause” (as defined below), or in the event Participant’s employment is terminated by reason of his/her “Disability” (as defined below) or “Retirement” (as defined below), then Participant (or, as appropriate, Participant’s executors, estate or proper legal guardians and representatives) shall be entitled to the immediate vesting of such number of shares of Restricted Stock (rounded downward to the next share in the case of a fractional share) as equals (A) the product of (y) the total number of shares of Restricted Stock awarded to Participant as described in Section 1(a) hereof multiplied by (z) a fraction, the numerator of which shall be equal to the number of whole months (counting each month as ending on the first day of a calendar month) elapsed from the Restricted Stock Effective Date until the date of such death, termination not for “Cause”, termination as a result of “Disability” or “Retirement” and the denominator of which shall be 24, less (B) the number of

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shares of Restricted Stock that vested prior to the date of such death, termination not for “Cause,” termination as a result of “Disability” or “Retirement.”
          (iv) Prior to vesting, shares of Restricted Stock shall not be voluntarily or involuntarily sold, assigned, transferred, pledged, alienated, hypothecated or encumbered by Participant, other than by will or the laws of descent and distribution.
          (v) Prior to vesting, Participant shall have voting rights and receive dividends, if and when declared, on shares of Restricted Stock held by the Company on behalf of Participant.
          (vi) Prior to vesting, the Company may impose such restrictions with respect to Restricted Stock in addition to those contained herein as the Company may deem appropriate.
     For purposes of this Agreement, a termination for “Cause” shall mean a termination of employment by the Company or an Affiliate due to any of the following: (A) any act or failure to act (or series or combination thereof) by Participant done with the intent to harm in any material respect the interests of the Company or any Affiliate thereof; (B) the commission by Participant of a felony; (C) the perpetration by Participant of a dishonest act or common law fraud against the Company or any Affiliate thereof; (D) a grossly negligent act or failure to act (or series or combination thereof) by Participant detrimental in any material respect to the interests of the Company or any Affiliate thereof; (E) the material breach by Participant of his/her agreements or obligations under his/her employment agreement, if applicable; or (F) the continued refusal to follow directives which are consistent with Participant’s duties and responsibilities.
     For purposes of this Agreement, a Participant shall be deemed to have a “Disability” if the Participant becomes ill or is injured or otherwise becomes disabled or incapacitated such that, in the opinion of the Committee, he/she cannot fully carry out and perform his/her duties as an employee of the Company (and all Affiliates), and such disability or incapacity shall continue for a period of forty-five (45) consecutive days.
     For purposes of this Agreement, “Retirement” shall mean a voluntary termination of employment by a Participant aged 65 or older with at least five (5) years of service with the Company and its

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Affiliates. A Participant may request approval for retirement treatment if between the ages of 62 and 65 with at least five (5) years of service with the Company and its Affiliates. At the sole discretion of the Committee, such requests can be approved or denied.
     (c) Forfeiture of Restricted Stock. Pursuant to Section 6.3(c) of the Plan:
          (i) In the event that Participant’s employment with the Company or any of its Affiliates shall be terminated by the Company for Cause or in the event Participant voluntarily resigns from or otherwise terminates his/her employment with the Company or any of its Affiliates (other than termination by reason of Participant’s Disability or death, and other than termination by the Company or any of its Affiliates for any reason other than for Cause or termination by reason of Participant’s Retirement, then any shares of Restricted Stock which are held by Participant on the date of such termination shall be forfeited by Participant, and the Company shall have no further obligation to Participant with respect to such forfeited Restricted Stock.
          (ii) In the event Participant dies or his/her employment is terminated by the Company or any of its Affiliates for any reason other than for Cause, or in the event Participant’s employment is terminated by reason of his/her Disability or Retirement, then any shares of Restricted Stock that have not become vested in accordance with Section 1(b) above prior to, or at the time of, such death or other termination of employment shall be forfeited by Participant, and the Company shall have no further obligation to Participant with respect to such forfeited Restricted Stock.
     (d) Adjustments. If there shall be any change in the Common Stock through (i) dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), (ii) recapitalization, (iii) stock split, (iv) reverse stock split, (v) reorganization, (vi) merger, (vii) consolidation, (viii) split-up, (ix) spin-off, (x) combination, (xi) repurchase or exchange of shares of Common Stock or other securities of the Company, (xii) issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company or (xiii) other similar corporate transaction or event that affects the shares of Common Stock, then appropriate adjustments in the outstanding portion

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of the Restricted Stock shall be made by the Committee, in its sole discretion under the Plan, in order to prevent dilution or enlargement of the Restricted Stock rights contemplated hereby.
     (e) Stock Certificates. The Restricted Stock awarded hereunder shall be held in a book entry account by the Company. Appropriate adjustments shall be made by the Company to the Restricted Stock awarded hereunder to reflect changes made by the Committee pursuant to those events described in Section 1(d) above. Upon vesting of any shares of Restricted Stock awarded hereunder, a certificate or certificates representing such shares shall be delivered to the Participant, which certificate or certificates may contain such legends as the Company, in its sole discretion, deems necessary or advisable in connection with applicable securities laws. Such certificates shall be delivered as soon as reasonably possible, but no later than 30 days after vesting.
2. MISCELLANEOUS
     (a) The Plan. The award of Restricted Stock provided for herein is made pursuant to the Plan and is subject to its terms. The Plan is available for inspection during business hours at the principal offices of the Company (currently located at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328), and a copy of the Plan may be obtained by Participant through a request in writing therefor directed to the Secretary of the Company.
     (b) No Right to Employment. This Agreement shall not confer on Participant any right with respect to continuance of employment by the Company or any Affiliates, nor will it interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time.
     (c) Taxes. The Participant shall be responsible for satisfying any income and employment tax withholding obligations attributable to participation in the Plan and the vesting of Restricted Stock (or earlier inclusion in gross income upon the making of an election under Section 83(b) of the Code, generally in the form attached hereto as Exhibit A).  Participant may elect to satisfy his/her federal and state income and employment tax withholding obligations upon the vesting of Restricted Stock, or, if earlier, upon the making of an election under Section 83(b) of the Code, by (i) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered upon the vesting of

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Restricted Stock having a Fair Market Value equal to the minimum amount of federal and state income and employment taxes required to be withheld, (ii) delivering to the Company shares of Common Stock other than the shares issuable upon the vesting of Restricted Stock with a Fair Market Value equal to such taxes, (iii) delivering to the Company cash, check (bank check, certified check or personal check), money order or wire transfer equal to such taxes upon the vesting of Restricted Stock, or (iv) any combination of Sections 2(c)(i) through (iii). Any election to have shares of Common Stock withheld must be made on or before the date that the amount of tax to be withheld is determined.
     (d) Waivers. No waiver at any time of any term or provision of this Agreement shall be construed as a waiver of any other term or provision of this Agreement and a waiver at any time of any term or provision of this Agreement shall not be construed as a waiver at any subsequent time of the same term or provision.
     (e) Headings. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof.
     (f) Counterparts. This Agreement may be executed via facsimile transmission signature and in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     (g) Board and Committee Determinations. All matters to be determined by the Board or any Committee thereof, including, without limitation, the Compensation Committee, pursuant to the terms of this Agreement shall be determined by the members of the Board or such duly authorized Committee without the vote of Participant.
     (h) Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

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     IN WITNESS WHEREOF, the parties hereto have executed this AWARD AGREEMENT effective as of the date first written above.

BEAZER HOMES USA, INC.
By:
Ian J. McCarthy
President and Chief Executive Officer

PARTICIPANT

«fullname»

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EXHIBIT A
ELECTION TO INCLUDE VALUE OF RESTRICTED STOCK IN GROSS INCOME IN
YEAR OF TRANSFER UNDER CODE SECTION 83(b)
     The undersigned (the “Taxpayer”) hereby elects to be taxed pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the stock described below and supplies the following information in accordance with the regulations promulgated thereunder:
1.	The name, address and taxpayer identification number of the undersigned Taxpayer are:

Taxpayer I.D. No.

2.	Description of the stock with respect to which the election is being made:

This election is being made under Section 83(b) of the Code with respect to [ ] shares of the Common Stock, $0.01 par value per share (the “Shares”), of Beazer Homes USA, Inc. (the “Company”), granted to the Taxpayer pursuant to the Employee Award Agreement for Restricted Stock dated as of September ___, 2009 (the “Award Agreement”).

3.	The date on which the Shares were transferred was September ___, 2009.

4.	The taxable year to which this election relates is the calendar year 2009.

5.	The nature of the restriction(s) to which the Shares are subject is:

Fifty percent (50%) of the Shares vest and become nonforfeitable on each of the first and second annual anniversaries of the date of grant, provided the Taxpayer has remained continuously employed with the Company through each such date. Notwithstanding the foregoing, in the event of the Participant’s termination of employment due to “Disability” (as defined in the Award Agreement), death, termination of employment by the Company without “Cause” (as defined in the Award Agreement) or “Retirement” (as defined in the Award Agreement), the number of Shares of Restricted Stock (as defined in the Award Agreement) as determined pursuant to the following formula shall vest and become nonforfeitable: (A) the product of (y) the total number of Shares of Restricted Stock awarded to the Taxpayer multiplied by (z) a fraction, the numerator of which is the number of whole months elapsed from the date of grant until the date of such Disability, death, termination of employment by the Company without Cause or Retirement and the denominator of which is 24, less (B) the number of Shares of Restricted Stock that vested prior to the date of such Disability, death, termination of employment by the Company without Cause or Retirement.

Additionally, 100% of the Shares will become fully vested upon a “Change in Control” of the Company, as defined in the Award Agreement, provided the Taxpayer has remained continuously employed with the Company until the Change in Control of the Company. While the property is subject to these restrictions, it is non-transferable in the Taxpayer’s hands. Except as otherwise provided above, if the Taxpayer ceases to remain employed by the Company prior to the vesting of the Shares, then the Shares that are not then vested will be immediately forfeited.

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6.	Fair market value:

The fair market value at the time of transfer of the Shares with respect to which this election is being made is $ per Share, or a total of $ for all such Shares to which this election is subject.

7.	Amount paid for the Shares:

The Shares were granted in connection with an equity exchange program pursuant to which the Taxpayer surrendered certain stock-settled stock appreciation rights and/or stock options in exchange for the Shares described herein. The surrendered awards were granted in the course of employment, and the Participant did not pay for such surrendered awards. Additionally, the Taxpayer did not pay anything for the Shares described herein.

8.	Furnishing statement to the person for whom the services are performed:

A copy of this statement has been furnished to the Company.

Dated:

[Name of Taxpayer]

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